                                                                     EXHIBIT 5.2

                  [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]


                                          April 15, 1997


American Bar Association Members/
 State Street Collective Trust
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

   In connection with Amendment No. 1 to the Registration Statement on Form S-1, registration number 333-23633 (the "Registration Statement"), of the American Bar Association Members/State Street Collective Trust (the "Collective Trust"), being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offering of units of beneficial interest with an aggregate offering price of up to one billion dollars ($1,000,000,000) (the "Units") in the Collective Trust, we have been requested as special Massachusetts counsel to the Collective Trust to furnish our opinion as to the legality of the Units registered pursuant to the Registration Statement.

   For purposes of rendering this opinion, we have examined (i) the Amended and Restated Declaration of Trust of the Collective Trust dated December 5, 1991, as amended as of July 31, 1995 and further amended as of April 12, 1996 and April 11, 1997 (the "Trust Declaration"); (ii) (a) the Second Amended and Restated Fund Declaration of Balanced Fund dated as of April 12, 1996, (b) the Second Amended and Restated Fund Declaration of Growth Equity Fund dated as of April 12, 1996, (c) the Second Amended and Restated Fund Declaration of Index Equity Fund dated as of April 12, 1996, (d) the Second Amended and Restated Fund Declaration of Aggressive Equity Fund dated as of April 12, 1996, (e) the First Amended and Restated Fund Declaration of Intermediate Bond Fund dated as of April 12, 1996, (f) the First Amended and Restated Fund Declaration of Value Equity Fund dated as of April 12, 1996, (g) the First Amended and Restated Fund Declaration of International Equity Fund dated as of April 12, 1996, (h) the Second Amended Fund Declaration of Stable Asset Return Fund (formerly Enhanced Short Term Investment Fund) dated as of April 11, 1997, and (i) the Fund Declaration of Structured Portfolio Service, dated as of July 31, 1995 with an effective date of September 5, 1995 (collectively, the "Fund Declarations"); and
(iii) such other documents, records and certificates as we have deemed necessary or appropriate to render the opinion expressed below. We have assumed the genuineness of all signatures and the authenticity and completeness of all items submitted to us as originals, the conformity with originals and the completeness of all items submitted to us as copies, and the legal capacity of all natural persons. With respect to documents executed by the American Bar Retirement Association, we have assumed that such entity has the power to enter into and perform its obligations thereunder and we have assumed the due authorization by such entity of all requisite action and the due execution and delivery of such documents by such entity.

    We assume for purposes of this opinion that the notices required under
Section 3.01 and 3.03(a) of the Trust Declaration have been duly given in connection with all amendments to the Fund Declarations. We also assume that the merger of the Blended Rate Fund and the Enhanced Short Term Investment Fund has been carried out in accordance with the provisions of the Plan of Merger dated as of September 5, 1995 and as described in the Prospectus included in the Registration Statement, and that the notice required under Section 7.03(b) of the Trust Declaration has been duly given in connection therewith. We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion herein concerning the laws of any jurisdictions other than the laws of The Commonwealth of Massachusetts.

    Based upon and subject to the foregoing, we are of the opinion that, under the laws of The Commonwealth of Massachusetts, in which state the Collective Trust is organized, the Units, when issued in accordance with the terms of the Prospectus contained in the Registration Statement, as in effect at the time of issuance, will be legally issued, fully paid and non-assessable by the trustee of the Collective Trust.

    We have not assisted with or participated in the preparation of the Registration Statement or the Prospectus and, therefore, are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of any of the statements contained in the Registration Statement or the Prospectus or in any of the documents contained in the Registration Statement or incorporated therein by reference, and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial statements or notes thereto, financial schedules and other financial and statistical data included in the Registration Statement and the Prospectus, and we have not examined the accounting, financial or statistical records from which such statements and notes, schedules and data are derived.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters." In addition, we understand that Paul, Weiss, Rifkind, Wharton & Garrison intends to rely on this opinion in rendering an opinion to the Collective Trust in connection with the Registration Statement and we hereby consent to such reliance.

                                       Very truly yours,


                                       /s/ Goodwin, Procter & Hoar LLP
                                       Goodwin, Procter & Hoar LLP